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                                                                   Exhibit 10.20
                                                                          3/5/98



                              EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made and entered into this 18th day of March, 1998 by and between Xionics Document Technologies, Inc. ("Xionics") and Peter J. Simone ("Simone").

WHEREAS, Xionics engaged Simone as President as of April 1, 1997, and additionally as Chief Executive Officer as of October 21, 1997; and

WHEREAS, Xionics' Board of Directors (the "Board") believes that it is in the best interests of Xionics and its stockholders that Simone be provided with an incentive to continue his employment with Xionics and to maximize the value of Xionics for its stockholders;

NOW THEREFORE, the parties hereby agree as follows:

1. EMPLOYMENT. Xionics hereby ratifies and confirms its employment of Simone, and Simone hereby ratifies and confirms his acceptance of such employment, upon the terms and subject to the conditions hereinafter set forth.

2.   DUTIES.

2.1 Simone shall be employed as President and/or Chief Executive Officer of Xionics, as such position has been defined in terms of responsibilities as of the effective date of this Agreement; provided, that the Board shall have the right to revise such responsibilities in such manner as the Board in its discretion may deem necessary or appropriate for the overall wellbeing of Xionics, including without limitation the right to designate a second individual as either President or Chief Executive Officer to serve in conjunction with Simone.

2.2 Simone agrees to devote his full working time, attention and energies to the performance of his duties and responsibilities to Xionics; to perform them faithfully, diligently and competently; and to use his best efforts to further the business of Xionics.

3. TERM. The initial term of this Agreement shall commence on the effective date of this Agreement and shall continue until the third anniversary thereof (the "Initial Term"), unless earlier terminated pursuant to the provisions of
Section 6. below. Thereafter Simone may remain employed by Xionics if both parties so desire, but shall be considered an employee at will in accordance with applicable state law.

4. COMPENSATION AND BENEFITS. For so long as this Agreement remains in effect, and in consideration of the services to be supplied by Simone hereunder, Xionics shall compensate Simone as follows:

4.1 BASE SALARY. Xionics shall pay Simone, in accordance with Xionics' payroll practices in effect from time to time, a base salary (the "Base Salary"). The Base Salary will initially be paid at an annual rate of Two Hundred Forty Thousand Dollars ($240,000.00 U.S.), and may be increased from time to time in the discretion of the Compensation Committee of the Board. The Base Salary will not be decreased at any time during the

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     Initial Term hereof unless the Board determines that a decrease is necessitated by Xionics' financial condition.

4.2 MANAGEMENT INCENTIVE BONUS. Simone shall receive from Xionics, for each fiscal year of Xionics ended after the date hereof, a management incentive bonus in an amount that may be awarded by the Compensation Committee of the Board in its sole discretion. Notwithstanding the foregoing, Simone's bonus for Xionics' fiscal year ending June 30, 1998, assuming achievement of all corporate and personal goals and objectives required for full payment of such bonus, shall be Sixty Thousand Dollars ($60,000.00 U.S.). Payment of each bonus for which Simone is eligible hereunder, or any part thereof, shall be conditioned upon the achievement of corporate and personal goals and objectives to the extent required by Xionics' Management Incentive Bonus Plan (or any successor plan) for any given year, as determined by the Compensation Committee of the Board in its sole discretion.

4.3 VACATION. Simone shall be entitled to paid vacation in accordance with Xionics' vacation policy as such policy is in effect from time to time. Any vacation shall be taken at the reasonable and mutual convenience of Xionics and Simone.

4.4 INSURANCE, ETC. Accident, disability, life and health insurance for Simone and his dependents shall be provided by Xionics under the group policies maintained by Xionics for its full-time salaried employees, on the same terms (including terms requiring reasonable employee contributions to the costs of such coverage) on which such benefits are made available to Xionics' other full-time salaried employees from time to time.

4.5 STOCK OPTIONS. Simone acknowledges that Xionics has granted to him options to purchase Two Hundred Fifty Thousand (250,000) shares of Xionics' common stock, par value $0.01 per share, pursuant to Stock Option Agreements between them dated April 1, 1997 (the "Stock Option Agreements"), and that he has assented to the termination of the Stock Option Agreements pursuant to Xionics' 1998 Employee Stock Option Exchange Program (the "Exchange Program"). Subject to approval of the Board and to the terms of the Exchange Program, Xionics agrees to grant to Simone new options to purchase Two Hundred Twenty-Five Thousand (225,000) shares of Xionics' common stock, at such time, and having such exercise price and vesting terms, as are provided under the Exchange Program; provided, that the stock option agreement evidencing such new options shall provide that such new options shall become fully vested upon the closing of any merger, consolidation, business combination or other reorganization involving Xionics, or an acquisition (whether by stock transfer or asset purchase) of all or substantially all of Xionics' business, in which Simone is not the chief executive officer of the surviving entity, and/or the surviving entity is not a publicly traded corporation.

5. INVENTION DISCLOSURE AND CONFIDENTIALITY; NONCOMPETITION. All of the provisions of the Invention and Nondisclosure Agreement between Xionics and Simone dated April 1, 1997 (the "Invention and Nondisclosure Agreement"), a copy of which is attached hereto as Exhibit A, including without limitation those relating to noncompetition, are hereby incorporated herein and by reference made a part hereof.



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6.   TERMINATION. Notwithstanding Section 3. above, Simone's employment shall terminate:

6.1 DEATH OR DISABILITY. Upon the death of Simone during the term of his employment hereunder or, at the option of Xionics, upon thirty (30) days' prior written notice from Xionics in the event of Simone's Disability. For purposes of this Section 6.1, "Disability" shall mean any physical or mental illness or condition which materially impairs Simone's ability to perform his duties under this Agreement for ninety (90) days, consecutive or non-consecutive, in any twelve (12)-month period, as determined by an independent medical doctor selected by Xionics' health or disability insurance carrier and acceptable to Simone or his legal representative.

6.2 FOR CAUSE. For Cause, immediately upon written notice given to Simone by Xionics. For purposes of this Section 6.2, "Cause" shall mean any of the following:

     (a) An act of personal dishonesty, including without limitation fraud, embezzlement, or misappropriation, connected with Xionics or with Simone's employment with Xionics;

     (b) A willful act by Simone which constitutes gross misconduct and which is injurious to Xionics;

     (c) A breach of fiduciary duty committed by Simone against Xionics, including but not limited to the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Xionics' business;

     (d) Simone's conviction by a court of competent jurisdiction of any felony;

     (e) Simone's breach of any of the covenants, terms or provisions of the Invention and Nondisclosure Agreement incorporated herein under Section 5. above, including without limitation its provisions relating to noncompetition;

     (f) Simone's substantial failure to perform (whether because of inability, unwillingness, negligence or any other reason) the duties and responsibilities reasonably assigned to him by Xionics, which failure continues for sixty (60) days after notice of such failure from the Board; or

     (g) Simone's refusal to obey any lawful direction from the Board which is consistent with his duties and responsibilities hereunder, which refusal continues for five (5) days after written notice to Simone specifying such refusal in reasonable detail.

6.3  RIGHTS AND REMEDIES ON TERMINATION.

     (a) If Xionics shall terminate Simone's employment hereunder other than as provided in Sections 6.1 and 6.2 above, then Simone shall be entitled to receive, as severance pay and in consideration of his ongoing obligations under the Invention and Nondisclosure Agreement, in accordance with Xionics' then-current payroll practices, payment of his Base Salary in effect at the date of termination for a period of six (6) months after such date, together with reimbursement of the cost of his group health and dental plan coverage in effect at the date of termination for the same six-month period; provided, however, that if Simone accepts other employment during such six-month period, Xionics shall be entitled to reduce the amount payable under this Section 6.3 by


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     an amount equal to the income received by Simone pursuant to such new employment during such period, and to cease reimbursing him for health and dental coverage to the extent that comparable benefits are available through his new employment. Simone shall not accept any new employment during such six-month period in breach of the Invention and Nondisclosure Agreement.

     (b) For purposes of this Section 6.3, Simone's employment shall be deemed terminated if, INTER ALIA, any one of the following occurs upon or within eighteen (18) months after the closing or other completion of a merger, consolidation, business combination or other reorganization involving Xionics, an acquisition (whether by stock transfer or asset purchase) of all or substantially all of Xionics' business, or a change of control whereby more than fifty percent (50%) of the voting equity in Xionics becomes beneficially owned by a single person, entity, or affiliated group of persons or entities: (i) Simone's employment is actually terminated (other than as provided in Sections 6.1 and 6.2); (ii) Simone is not, or he ceases to be, the chief executive officer of the surviving entity, and/or the surviving entity is not, or it ceases to be a publicly traded corporation; or (iii) Simone's responsibilities, compensation or benefits are materially reduced without his express consent. In addition, Simone's employment may at his option be deemed terminated hereunder in the event that Xionics fails to obtain the agreement of any acquiring entity to assume its obligations under this Agreement. Xionics agrees to promptly notify Simone of such failure.

     (c) If Simone shall voluntarily terminate his employment hereunder after June 30, 1998 but prior to the expiration of the Initial Term, he shall be entitled to receive up to six (6) months' severance pay and benefits in the amount and subject to the limitations set forth in subsection (a) above, but only if Simone remains employed with Xionics and continues to devote his full time, attention and energies to Xionics' affairs until such time as a suitable successor, as determined by the Board in its sole discretion, has been hired and has actually commenced work at Xionics.

7.   LIMITATION ON PAYMENTS.

7.1 In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Simone (a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (b) but for this Section 7. would be subject to the excise tax imposed by Section 4999 of the Code, then Simone's severance benefits under Section 6. shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Simone on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

7.2 If a reduction in the payments and benefits that would otherwise be paid or provided to Simone under the terms of this Agreement is necessary to comply with the provisions of Section 7.1 above, Simone shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of payments or benefits. Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with Section 7.3 below, Simone shall notify


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     Xionics in writing regarding which payments or benefits are to be reduced.
     If no notification is given by Simone, Xionics will determine which amounts to reduce. If, as a result of any reduction required by Section 7.1, amounts previously paid to Simone exceed the amount to which Simone is entitled, Simone will promptly return the excess amount to Xionics.

7.3 Unless Xionics and Simone otherwise agree in writing, any determination required under this Section 7. shall be made in writing by Xionics' independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Simone and Xionics for all purposes. For purposes of making the calculations required by this Section 7., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Xionics and Simone shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Xionics shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this
     Section 7.

7.4 In the event it is determined by the Board, upon receipt of a written opinion of the Accountants, that the enforcement of any provision of this Agreement, including but not limited to Section 4.5, would preclude accounting for any proposed business combination of Xionics with another entity as a pooling of interests, and the Board otherwise desires to approve such a proposed business combination which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such provision of this Agreement shall be null and void, but only if the absence of such provision would preserve the pooling treatment.

8. SUCCESSORS. Any successor, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise, to all or substantially all of Xionics' business and assets shall assume the obligations of Xionics under this Agreement in the same manner and to the same extent that Xionics would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, "Xionics" shall include any successor to Xionics' business and assets which executes and delivers an assumption agreement as described in this Section
     8. or which becomes bound by the terms of this Agreement by operation of law.

9.   GENERAL.

9.1 ENTIRE AGREEMENT. This Agreement and its Exhibit, which is incorporated herein by reference, set forth the entire agreement and understanding of the parties as to the subject matter hereof and supersede all prior and contemporaneous written and/or oral agreements, arrangements, communications and understandings relating to the subject matter hereof. Neither party has entered into this Agreement by reason of or in reliance on any representations of fact or opinion which are not expressly set forth herein.

9.2 GOVERNING LAW. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of choice of laws.

9.3 ASSIGNMENT. This Agreement shall not be assignable by Simone, it being understood and agreed that this is a contract for Simone's personal services. This Agreement shall not


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     be assignable by Xionics except to a subsidiary or affiliate of Xionics, or in connection with a merger, acquisition, other business combination or reorganization involving, or a sale or transfer of all or substantially all of the assets and business of, Xionics.

9.4 NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested. Notices to Simone shall be addressed to his home address most recently communicated to Xionics, and notices to Xionics shall be addressed to its corporate headquarters, to the attention of the Secretary.

9.5 HEADINGS. Headings are inserted for convenience of reference only and do not form a part of this Agreement.

9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which are one instrument. Any facsimile or other similar deliveries of signed copies of this Agreement will be operative.

9.7 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, unlawful, or invalid by any court of competent jurisdiction, it shall be deemed modified to eliminate the invalid portion(s) and, as so modified, shall be deemed a part of this Agreement as though originally included. The remaining provisions of this Agreement shall not be affected by such modification(s) and shall remain in full force and effect.

9.8 AMENDMENT AND WAIVER. This Agreement may be amended only by a written instrument executed by both parties hereto. Any delay or failure of a party to require performance of any requirement hereof shall in no way affect its rights at a later time to enforce the same or any other provision of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EMPLOYER:                                         EMPLOYEE:

XIONICS DOCUMENT TECHNOLOGIES, INC.


By: /s/ CAROLYN E. RAMM                           /s/ PETER J. SIMONE
   --------------------------------------         ------------------------------
Title: Secretary                                  Peter J. Simone


By: /s/ PAUL R. LOW
   --------------------------------------
Title: Chairman of the Board of Directors




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